Exhibit 10.33

Tier I

EXECUTIVE SEVERANCE AGREEMENT. made this _____ day of ____________, 2003, between MILACRON INC., a Delaware Corporation (the "Company") and [_________________] (the "Executive").

      WHEREAS, the Board of Directors of the Company (the "Board") considers it essential to the best interests of the Company's stockholders to have the continuous employment of key management personnel. The Board recognizes that the possibility of a change in control of the Company exists and the uncertainty it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

      WHEREAS, the Board has determined that the Company should reinforce and encourage the continued attention and dedication of key members of the Company's management to their assigned duties without distraction by circumstances arising from the possibility of a change in control of the Company.

      NOW, THEREFORE, to induce the Executive to remain employed by the Company and in consideration for the Executive's agreement to remain so employed in certain circumstances, the Company agrees that the Executive shall receive the benefits set forth in this Agreement under the circumstances described below.

      1.   Term of Agreement.  This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2004; provided, however, that commencing on January 1, 2005, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless the Company gives notice not later than September 30 of the preceding year that it does not wish to extend this Agreement; and provided, further, that regardless of any such notice by the Company, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a Change in Control of the Company occurs during such term. Notwithstanding anything to the contrary stated herein, this Agreement shall terminate prior to the dates set forth above without further acts by either party upon (a) termination of the Executive's employment before a Change in Control, (b) termination of the Executive's employment by the Company after a Change in Control for Cause or for Disability (each as respectively defined in Section 4 hereof), (c) termination of the Executive's employment after a Change in Control due to the Executive's death or by the Executive for other than Good Reason (as defined in Section 3 hereof), or (d) completion by the Company of all of its obligations in the event benefits shall become payable hereunder.

      2.   Change in Control.   No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company during the term of this Agreement. For purposes of this Agreement, a "Change in Control" occurs if:

      (a)   a Person or Group other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its subsidiaries, is or becomes a Beneficial Owner, directly or indirectly, of stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock and securities; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clause (i) of section (c) of this Section 2;

      (b)   individuals who, as of the date hereof, constitute the Board (the "Incumbent Board"), cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least 60% of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person or Group other than the Board;

      (c)   there is consummated a merger, consolidation or other corporate transaction, other than (i) a merger, consolidation or transaction that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 66 2/3% of the combined voting power of the stock and securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or transaction, or (ii) a merger, consolidation or transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person or Group is or becomes the Beneficial Owner, directly or indirectly, of stock and securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding stock and securities;

      (d)   the sale or disposition by the Company of all or substantially all of the Company's assets other than a sale or disposition by the Company of all or substantially all of the assets to an entity at least 66 2/3% of the combined voting power of the stock and securities of which is owned by Persons in substantially the same proportions as their ownership of the Company's voting stock immediately prior to such sale; or

      (e)   the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

      "Person" shall mean any person (as defined in Section 3(a)(9) of the Securities Exchange Act (the "Exchange Act"), as such term is modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) any employee plan established by the Company, (ii) any affiliate (as defined in Rule 12b-2 promulgated under the Exchange Act) of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company. "Group" shall mean any group as defined in Section 14(d)(2) of the Exchange Act. "Beneficial Owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

      3.   Benefits Upon a Change in Control.  The Executive shall be entitled to the following benefits upon a Change in Control during the term of this Agreement:

      (a)   the immediate vesting of all equity-based awards (including options, restricted stock, phantom stock and performance shares) granted to the Executive;

      (b)   a lump sum cash payout of the Executive's annual bonus under the Company's applicable annual bonus program (the "Annual Bonus Program") for the year in which such Change in Control occurs, the amount of which shall be equal to the Executive's target or base incentive bonus possible under the Annual Bonus Program for that year;

      (c)   a lump cash payment of all earned but unpaid amounts under the Annual Bonus Program unless the Executive elects prior to such Change in Control to defer such distribution under and in accordance with the Company's Compensation Deferral Plan.

      The payments under this Section 3 shall be made on the effective date of the Change in Control.

      4.   Termination Following Change in Control.  The Executive shall be entitled to the benefits provided under Section 5 upon the Executive's "Qualifying Termination" (as defined herein) during the 24-month period beginning on the date of a Change in Control (the "Protection Period"). For purposes hereof, a "Qualifying Termination" shall mean (i) a termination of the Executive's employment by the Company for any reason other than for Cause or Disability or due to the Executive's death, or (ii) the Executive's termination of employment for "Good Reason" (as defined in this Section 4).

      (a)   Disability.  If the Executive is absent from duties with the Company on a full-time basis for twelve (12) consecutive months due to a physical or mental incapacity, and the Executive has not returned to the full-time performance of the Executive's duties within thirty (30) days after written Notice of Termination is given to the Executive by the Company, such termination shall be considered to be termination by the Company for "Disability" for purposes of this Agreement.

      (b)   Cause.  The Company may terminate the Executive's employment for Cause. For purposes of this Agreement only, the Company shall have "Cause" to terminate the Executive's employment hereunder only on the basis of (x) the Executive's fraud on, or misappropriation or embezzlement of assets of, the Company that causes material harm to the Company or (y) the Executive's willful and continued failure to substantially perform the Executive's duties hereunder (other than any such failure resulting from the Executive's mental or physical incapacity or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination, as defined in Section 4(d), by the Executive for Good Reason, as defined in Section 4(c)); provided, however, that "Cause" shall occur with respect to clause (y) of this sentence only if such action constituting Cause has not been corrected or cured by the Executive within 30 days after the Executive has received written notice from the Company of the Company's intent to terminate the Executive's employment for Cause and specifying in detail the basis for such termination. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.

      (c)   Good Reason.  The Executive shall be entitled to terminate the Executive's employment for Good Reason at any time during the term of this Agreement following a Change in Control. For purposes of this Agreement, "Good Reason" shall exist in the event of the occurrence of any of the following without the Executive's express prior written consent:

      (i)   any diminution of, or the assignment to the Executive of duties inconsistent with, the Executive's position, duties, responsibilities and status with the Company immediately prior to a Change in Control, an adverse change in the Executive's titles or offices as in effect immediately prior to a Change in Control, or any removal of the Executive from, or any failure to reelect the Executive to, any of such positions, except in connection with the Executive's termination of employment for Disability or Cause or as a result of the Executive's death or by the Executive other than for Good Reason;

      (ii)   a reduction by the Company in the Executive's base salary as in effect on the date of a Change in Control or as the same may be increased from time to time during the term of this Agreement;

      (iii)   the Company's failure to continue any benefit plan or arrangement (including, without limitation, the Company's life insurance, post-retirement benefits, and comprehensive medical plan coverage) in which the Executive participated at the time of a Change in Control without implementing at such time plans or arrangements providing the Executive with substantially similar benefits (hereinafter referred to as "Benefit Plans"), or any action by the Company that would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control;

      (iv)   the Company's failure to continue in effect, or continue payments under, any incentive plan or arrangement (including, without limitation, any equity-based plan or arrangement) in which the Executive participated at the time of a Change in Control (hereinafter referred to as "Incentive Plans") or any action by the Company that would adversely affect the Executive's participation in any such Incentive Plans or reduce the Executive's benefits under any such Incentive Plans;

      (v)   a relocation of the Company's principal executive offices to a location outside the Cincinnati, Ohio metropolitan area or relocation of the Executive's primary workplace to any place other than the location at which the Executive performed the Executive's duties immediately prior to a Change in Control;

      (vi)   the Company's failure to provide the Executive with the number of paid vacation days to which the Executive was entitled at the time of a Change in Control;

      (vii)   the Company's material breach of any provision of this Agreement;

      (viii)   the Company's failure to comply with Section 7 hereof; or

      (ix)   the Company's purported termination of the Executive which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(d).

      (d)   Notice of Termination.  Any purported termination of the Executive by the Company or by the Executive shall be communicated by written Notice of Termination to the other party in accordance with Section 8 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the specific termination provision in this Agreement relied upon and the facts, if any, supporting application of such provision.

      (e)   Date of Termination; Dispute Concerning Termination.  "Date of Termination" shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive has not returned to the performance of the Executive's duties on a full-time basis during such thirty (30) day period) or (ii) if the Executive's employment is terminated by the Company for any reason other than Disability or by the Executive for any reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company shall not be less than thirty (30) days, and in the case of a termination by the Executive shall not be more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided, however, that if the party receiving the Notice of Termination notifies the other party within thirty days after the date such Notice of Termination is given that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a binding arbitration award referred to in Section 13; and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice shall pursue the resolution of such dispute with reasonable diligence. The Company shall continue the Executive as a participant in all benefit and insurance plans in which the Executive participated when the Notice of Termination was given (ignoring any reductions that gave rise to Good Reason) until the dispute is finally resolved in accordance with this Section. Compensation shall be withheld and the Executive's full compensation in effect when the notice of dispute was given applicable during the period between the notice of the dispute and the resolution of the dispute shall be paid to the Executive in lump sum if the Executive receives an arbitration award in favor of the Executive and related to the Executive's full claim. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. In addition, for purposes of determining whether any Qualifying Termination has occurred during the Protection Period, the date a Notice of Termination is given pursuant to this Section shall be deemed the date of the Executive's Qualifying Termination.

      5.   Compensation Upon Termination.

      (a)   Salary and Other Compensation or Benefits.  If the Executive's employment is terminated during the Protection Period, the Company shall pay the Executive's base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits to which the Executive is entitled through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or its affiliates during such period.

      (b)   Disability.  During any period that the Executive fails to perform the Executive's duties hereunder as a result of mental or physical incapacity, the Executive shall continue to receive the Executive's base salary at the rate then in effect and continue to participate in all Benefit Plans and Incentive Plans until the Executive's employment is terminated pursuant to Section 4(a) hereof. Thereafter, the Executive's benefits shall be determined in accordance with the insurance and other benefit programs then applicable to the Executive.

      (c)   Cause; Voluntary Termination of Employment Without Good Reason.  If the Executive's employment is terminated for Cause or the Executive voluntarily terminates employment without Good Reason, the Company shall pay the Executive only the Executive's base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, together with other compensation and benefits to which the Executive is entitled under the terms of any benefit plan, program or arrangement maintained by the Company and applicable to the Executive, and the Company shall have no further obligations to the Executive under this Agreement.

      (d)   Qualifying Termination.  If the Executive's employment is terminated in a Qualifying Termination during the Protection Period, then the Executive shall be entitled to the following benefits:

      (i)   if the Executive's Qualifying Termination occurs in a calendar year subsequent to the year in which the Change in Control occurred, a pro rata portion (based on the number of calendar days that have elapsed before the Executive's Date of Termination) of the Executive's target or base incentive bonus possible under the Annual Bonus Program for the year in which termination occurs;

      (ii)   a lump sum cash payment equal to all outstanding long term incentive awards made to the Executive under the long term incentive programs of the Company (the "LTIP"), assuming attainment of the applicable maximum performance targets;

      (iii)   in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and other severance benefits, the Company shall pay to the Executive a lump sum severance payment in an amount equal to three times the sum of (A) the higher of the Executive's annual base salary in effect immediately before the event or circumstance upon which the Notice of Termination is based or such salary in effect immediately before the Change in Control and (B) the higher of (x) the highest award made to the Executive pursuant to the Company's annual incentive plan for each of the three measuring periods completed immediately before the event or circumstance upon which the Notice of Termination is based or (y) such highest award in respect of the three measuring periods completed immediately before the Change in Control;

      (iv)   a lump sum amount (utilizing actuarial assumptions for lump sum payments in effect under the Company's qualified defined benefit retirement plan (the "Retirement Plan") immediately prior to the Date of Termination) equal to the excess of (a) the actuarial equivalent lump sum value of the benefit under the Retirement Plan (determined without taking into account any early retirement subsidies) and the actuarial equivalent lump sum value of the benefit under any excess or supplemental retirement plan in which the Executive participates (together, the "SERP"), that the Executive would receive if the Executive's employment continued for three years after the Date of Termination, assuming for this purpose that all accrued benefits are fully vested, the Executive is three years older, such three years of additional service is counted as credited service as an officer under the SERP and assuming that the Executive's compensation in each of the calendar years fully or partially included because of the additional three years is the greatest of (i) the compensation in the year of termination annualized pursuant to the assumptions used for the Retirement Plan, or (ii) his compensation for the last completed calendar year before the Date of Termination or (iii) his compensation for the last completed calendar year before the Change of Control, over (b) the actuarial equivalent lump sum value of the Executive's actual benefit (paid or payable in the future), if any, under the Retirement Plan (determined without taking into account any early retirement subsidies) and the SERP as of the Date of Termination;

      (v)   the Company shall also provide to the Executive for one year after the Executive's Date of Termination out placement services that are suitable for senior executive officers and reasonably acceptable to the Executive;

      (vi)   the Company shall also pay to the Executive all legal fees and expenses incurred by the Executive as a result of such Qualifying Termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement). Such payments shall be made within five (5) business days after delivery of the Executive's written request for payment accompanied with such evidence of fees and expenses incurred as the Company may reasonably require and

      (vii)   the payments provided for in this Section 5(d) (other than Section 5(d)(iv), and 5(d)(v)) shall be made not later than the fifth day following the Date of Termination; provided, however, that, if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code")) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. If the estimated payments exceed the amount subsequently determined to be due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). When payments are made under this Section, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such written opinions or advice shall be attached to the statement).

      (e)   Insurance Benefits.  If the Executive's employment is terminated in a Qualifying Termination during the Protection Period, the Company shall maintain in full force and effect for the 36 months following such termination all life insurance, accidental insurance, dental coverage, and medical coverage (including the Executive Medical Expense Reimbursement Plan), in which the Executive and the Executive's dependents participated immediately before the Date of Termination, on the same cost-sharing basis that applied to the Executive immediately prior to the Executive's Date of Termination. In the event such participation (or a particular type of coverage) under any such plan or arrangement shall be barred, the Company shall provide the Executive with benefits, at the same after-tax cost to the Executive, that are substantially similar to those the Executive and the Executive's dependents would have otherwise received under this Section. Benefits otherwise receivable by the Executive pursuant to this Section 5(e) shall be reduced to the extent comparable benefits are actually received by the Executive during the thirty-six (36) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive). If the Executive, as the result of the Qualifying Termination during the Protection Period, elects to convert his Long Term Disability Insurance, if any, to a personal policy maintained by the carrier used by the Company (not greater than the coverage in effect immediately prior to the Qualifying Termination), the Company shall reimburse the Executive for any premiums paid during the 36 month period following the Qualifying Termination.

      (f)   Death.  In the event of the Executive's death, the Company shall have no further obligations to the Executive under this Agreement, but the Executive shall be entitled to receive death benefits under the Company's benefit plans and arrangements as may be applicable to the Executive.

      (g)   Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in Sections 5(c), (d) and (e) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. Benefits otherwise receivable by the Executive pursuant to Section 5(e) shall be reduced to the extent comparable benefits are actually received by the Executive during the period Section 5(e) shall be applicable, and any such benefits actually received by the Executive shall be reported to the Company.

      6.   Excise Taxes.  The following provisions shall apply to any excise tax imposed under Section 4999 of the Code (or its successor) (the "Excise Tax"):

      (a)   If any of the payments or benefits received or to be received by the Executive in connection with a change in control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control of the Company or any person affiliated with the Company or such person (the "Total Payments")) will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment tax and Excise Tax upon the payment provided for by this Section 6, shall be equal to the Total Payments. Such payment shall be made in the manner described in Section 5(d)(vi) hereof.

      (b)   In determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments, and all "excess parachute payments" (within the meaning of Section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax unless, in the opinion of such tax counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and employment taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or such other time as is hereinafter described), net of the maximum reduction in federal income or employment taxes which could be obtained from deduction of such state and local taxes.

      (c)   If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment (or such other time as is hereinafter described), the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

      7.   Successors; Binding Agreement.

      (a)   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had terminated the Executive's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

      (b)   This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amount is still payable, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee, or if there shall be no such designee, to the Executive's estate.

      8.   Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If, to the Executive, to: [__________________]
If, to the Company, to: Milacron Inc.
                                        2090 Florence Ave.
                                        Cincinnati, OH 45206

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      9.   Miscellaneous.  This Agreement shall supercede and replace the Executive Severance Agreement dated ________________ by and between the Company and the Executive, which shall be terminated and of no further force or effect on the date hereof. The provisions of this Agreement shall supersede any inconsistent provisions of any other applicable plan, policy or arrangement; provided, however, in no event shall the Executive be entitled to duplicative payments or benefits under this Agreement and any other plan, policy or arrangement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio (regardless of the law which may be applicable under principles of conflicts of law).

      10.   Confidentiality.  The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information shall not otherwise be publicly disclosed.

      11.   Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

      12.   Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      13.   Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Cincinnati, Ohio in accordance with the rules of (but not necessarily appointed by) the American Arbitration Association then in effect except as provided herein. Judgment may be entered on the arbitrator's award in any court having jurisdiction, provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. No such arbitration proceedings shall be commenced or conducted until at least 60 days after the parties, in good faith, shall have attempted to resolve such dispute by mutual agreement; and the parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement. If mutual agreement cannot be attained, any disputing party, by written notice to the other ("Arbitration Notice") may commence arbitration proceedings. Such arbitration shall be conducted before a panel of three arbitrators, one appointed by each party within 30 days after the date of the Arbitration Notice, and one chosen within 60 days after the date of the Arbitration Notice by the two arbitrators appointed by the disputing parties. Any Cincinnati, Ohio court of competent jurisdiction shall appoint any arbitrator that has not been appointed within such time periods. Judgment may include costs and attorneys fees and may be entered in any court of competent jurisdiction.

      14.   No Guaranty of Employment.  Neither this contract nor any action taken hereunder shall be construed as giving the Executive a right to be retained as an employee of the Company. The Company shall be entitled to terminate the Executive's employment at any time, subject to providing the severance benefits herein specified in accordance with the terms hereof.

      IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first written above.

Milacron Inc.

by: